Wintrust Financial Corporation
                727 North Bank Lane, Lake Forest, Illinois 60045

                                 February, 2002

Dear Shareholders,

         This letter provides a brief update on our financial performance through the fourth quarter of 2001 and other news of Wintrust Financial
Corporation. A more detailed analysis will be available shortly in our 2001 Annual Report. We have also attached a copy of our January 17, 2002 news release of our earnings for the quarter and year ended December 31, 2001.

HIGHLIGHTS FOR THE FOURTH QUARTER AND YEAR 2001

         2001 was a very good year for your Company. We again achieved record earnings and surpassed the $2.7 billion asset level. Here is an overview summarizing our financial results and accomplishments during 2001:

     o Wintrust generated record earnings for the year and, in fact, had record earnings each quarter during the year. The Company recorded earnings of $18.4 million for the year compared with $11.2 million in 2000, up 65%. Excluding a non-recurring charge in 2000, net income was up 34% in 2001.

     o Net income reached $5.2 million for the quarter ended December 31, 2001, an increase of 35% over the $3.8 million recorded in the fourth quarter of 2000;

     o On a per share basis, net income totaled $0.50 per diluted common share for the fourth quarter of 2001, up from $0.43 in the fourth quarter of 2000; and, on a year-to-date basis, net income per common share totaled $1.90 compared to the $1.25 reported in 2000, a 52% increase. Excluding the aforementioned non-recurring charge in 2000, net income per diluted common share increased 23%.

     o For the twelve months of 2001, return on average equity increased to 15.24%, the highest annual return on equity rate that our young Company has achieved;

     o Total assets rose to $2.7 billion as of December 31, 2001, an increase of $603 million, or 29%, compared to a year ago. We continue to show strong and consistent asset growth in our de novo banks;

     o Total deposits reached $2.3 billion as of year-end 2001, an increase of $488 million, or 27%, compared to December 31, 2000;

     o Total loans grew to $2.1 billion as of December 31, 2001, an increase of $503 million, or 32%, compared to a year ago;

     o Our net overhead ratio, a measure of operating efficiency, improved to 1.50% in the fourth quarter of 2001 from 1.90% in the prior year quarter;

     o Our asset quality remains strong, as the level of non-performing assets is very manageable;

     o We continue to be one of the fastest growing de novo bank groups in the country, not only in assets, but in earnings and revenues as well;

     o In late December, Northbrook Bank & Trust moved into its new permanent facility. At the end of December 2001, it has already surpassed the $85 million asset level, making this one of the fastest growing Wintrust community banks ever; and

     o Also in late December, we announced an agreement to purchase the Chicago-based Wayne Hummer Investments LLC and Wayne Hummer Management Company for $28 million in cash and stock.

COMPOUND GROWTH RATES

         The following table demonstrates the high and consistent compound growth rates achieved by your Company over the one, two, three and four year periods ending December 31, 2001. We will endeavor to continue to post higher than average growth rates in 2002 and beyond.

                                                            Compound Growth Rates
                                     --------------------------------------------------------------------
                                             1 year             2 year           3 year          4 year
                                             ------             ------           ------          ------

         Total Assets                         28.7%              26.9%            26.1%           26.6%

         Total Loans                          32.3%              27.0%            27.6%           30.4%

         Total Deposits                       26.7%              25.8%            23.5%           26.0%

         Total Revenue                        29.6%              33.7%            31.9%           34.2%

         Net Income                            34.0%*            39.9%            43.5%           39.7%

         * Excludes non-recurring after-tax charge reported in 2000


CASH DIVIDEND INCREASE AND STOCK SPLIT

         At its January 24, 2002 meeting, the Board of Directors approved an increase in the semi-annual dividend to $0.09 per common share ($0.18 on an annualized basis). This represents a 28.6% increase over the $0.14 paid on an annual basis in 2001. The Company has increased the dividend rate each year since a dividend payment was initiated in 2000. At this new dividend rate, the Company is still retaining approximately 90% of earnings to fund future growth. The dividend is payable on February 19, 2002 to shareholders of record as of February 5, 2002.

         At the same meeting, the Board of Directors declared a 3-for-2 stock split of the Company's common stock to be effected in the form of a 50% stock dividend, payable on March 14, 2002 to shareholders of record as of March 4, 2002. This is Wintrust's first stock split and it is designed to improve the liquidity of the Company's common stock.

STOCK PRICE PERFORMANCE IN 2001

         While we recognize that we cannot control the movements of the stock market, we can continue to execute a strategy designed to produce consistent growth in earnings, revenues and assets. Such results will be rewarded in due course.

         We are clearly pleased that the stock price of Wintrust stood at $30.57 per share, or 92% higher than at December 31, 2000, and consider the sharp upward movement in the stock price to be long overdue recognition of the Company's growth and performance. By contrast, for the year 2001, the Nasdaq Bank Index was up 10% and the Nasdaq Composite Index was down 21%. We continue to believe that we can achieve further meaningful increases in share value as we continue to execute our strategy.

WAYNE HUMMER COMPANIES

         In December, we announced the signing of an agreement to purchase 100% of the ownership interest of Wayne Hummer Investments LLC (WHI) and Wayne Hummer Management Company (WHMC) (collectively the "Wayne Hummer Companies"). The Wayne Hummer Companies are based in Chicago, Illinois and have over seventy-one years' history of providing financial services. Wayne Hummer Investments is the oldest brokerage firm headquartered in Chicago that has continuously operated using the same brand name. Accordingly, the firm is well respected in the Chicago metropolitan area and its brokerage and asset management client base is nationwide. It is a company with a terrific operating culture, outstanding growth and profit potential, and a dedicated management team.

         This transaction is a win-win situation for both companies and more importantly for our customers. Here are some of the reasons why we believe this acquisition will benefit the Wintrust shareholders:

     o We believe this will be an accretive transaction with a well-respected Chicago firm with consistent profitability, a loyal client base, and strong corporate culture.

     o It is fully supported by both parties--all of the Wayne Hummer senior officers have agreed to stay on and manage the operations of WHI and WHMC.

     o The additional revenue provided by the Wayne Hummer Companies will further diversify Wintrust's revenue stream and is expected to result in non-interest income in excess of 40% of total net revenues, up from the current level of 27%.

     o Currently, the Wayne Hummer Companies have over $400 million in low cost money market mutual fund deposits that are expected to eventually become insured deposits in Wintrust banks. Using these deposits to fund our excess loan production will generate attractive spreads.

     o This merger will expedite the profitability of Wintrust's trust and investment business and will result in over $1 billion in assets under direct management (including the existing Hummer mutual funds).

     o Wintrust will be able to offer full service brokerage services and proprietary mutual funds to its 50,000 bank and Wintrust Asset Management customer households through a well-established local brokerage firm.

     o Additional services available from the Wayne Hummer Companies allows the Wintrust organization to take another big step forward in its efforts to be a "one-stop" shop for all of its customers' financial needs.


         The transaction is expected to close in the first quarter, subject to regulatory approval. We will provide more details about the Wayne Hummer Companies and our plans for the future in our upcoming annual report.


ANNUAL MEETING

         Our Wintrust Financial Corporation Annual Meeting of Shareholders is scheduled to be held on Thursday, May 23, 2002 at 10:00 a.m. Please reserve the date. We hope you can attend.


SUMMARY

         In summary, we are pleased with the Company's significant growth in the fourth quarter and for the year. This was a very good year in terms of executing our strategy of balancing growth in the balance sheet with growth in earnings. For the future, we are confident in our corporate strategy and believe we have strong momentum going into 2002. We are grateful for your support of our organization and are enthusiastic about making the year 2002 another good year in terms of growth in earnings and assets.

                                  Yours truly,



          /s/ John S. Lillard                          /s/ Edward J. Wehmer
          -------------------                          --------------------
          John S. Lillard                              Edward J. Wehmer
          Chairman                                     President and CEO


--------------------------------------------------------------------------------
FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------
This letter contains forward-looking statements related to the Company's financial performance that are based on estimates. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio, loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, failure to obtain the necessary approvals to consummate the purchase of the Wayne Hummer Companies, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisition of the Wayne Hummer Companies, the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.
--------------------------------------------------------------------------------

                         Wintrust Financial Corporation
                727 North Bank Lane, Lake Forest, Illinois 60045



NEWS RELEASE

FOR IMMEDIATE RELEASE                                           January 17, 2002
---------------------

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Executive Vice President & Chief Financial Officer
(847) 615-4096
Website address:  www.wintrust.com


             WINTRUST FINANCIAL CORPORATION REPORTS RECORD EARNINGS
             ------------------------------------------------------
                        FOR THE FOURTH QUARTER AND YEAR;
                        -------------------------------
                       FOURTH QUARTER NET EARNINGS UP 35%
                       ---------------------------------


         LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation ("Wintrust") (Nasdaq: WTFC) announced record net income of $5.2 million for the quarter ended December 31, 2001, an increase of $1.3 million, or 35%, over the $3.8 million recorded in the fourth quarter of 2000. On a per share basis, net income for the fourth quarter of 2001 totaled $0.50 per diluted common share, a $0.07 per share, or 16%, increase as compared to the 2000 fourth quarter total of $0.43 per diluted common share. The lower growth rate in the earnings per share as compared to net income was due to the issuance of 992,500 additional shares of common stock in June 2001. Return on average equity for the fourth quarter of 2001 was 14.74%, relatively unchanged from the 14.87% reported for the third quarter of 2001.
         For the year ended December 31, 2001, net income totaled a record $18.4 million, or $1.90 per diluted common share, an increase of $4.7 million, or 34%, compared to the $13.8 million (excluding a non-recurring charge) reported for 2000. Return on average equity for 2001 was 15.24%.
         "We are pleased with the Company's continued growth in earnings and assets in the fourth quarter and for the year as well as the credit quality of our loan portfolio," commented Edward J. Wehmer, President and Chief Executive Officer. "In 2001, we increased our assets by 29% and our earnings per share by 23% (excluding the effect of last year's non-recurring charge) while at the same time increasing our outstanding shares during the year with a common stock offering."
         Mr. Wehmer added, "The Company is well positioned for 2002. We are excited about our pending acquisition of the Wayne Hummer Companies and look forward to the challenges and opportunities in the next year. We are comfortable that we will be able to meet the analysts' consensus earnings estimate for 2002 of $2.16 per share."

                                    - more -

         Total assets increased to $2.7 billion at December 31, 2001, an increase of $603 million, or 29%, compared to $2.1 billion a year ago. Total loans grew to $2.1 billion as of December 31, 2001, a $503 million, or 32%, increase over the $1.6 billion balance a year earlier. Total deposits as of December 31, 2001 were $2.3 billion, an increase of $488 million, or 27%, as compared to $1.8 billion as of December 31, 2000.
          Wintrust's key operating measures, excluding the non-recurring charge reported in 2000, continue to show impressive growth rates in 2001 as compared to the prior year, as evidenced by the table below:


                                                                                                             12/31/2001
                                                                                                                over
                                                                    Year                   Year               12/31/2000
                                                                    Ended                 Ended                Percent
    Dollars in thousands, except per share data                   12/31/2001            12/31/2000           Improvement
    -------------------------------------------                   ----------            ----------           -----------

    Net income                                                     $  18,439             $  13,761  *          34.0%
    Net income per common share - Diluted                          $    1.90             $    1.54  *          23.4%

    Net revenues                                                   $ 102,812             $  79,306             29.6%
    Net interest income                                            $  74,014             $  61,000             21.3%

    Net interest margin                                                3.49%                 3.66%             (4.6%)
    Core net interest margin                                           3.73%                 3.91%             (4.6%)
    Net overhead ratio                                                 1.59%                 1.90%  *          16.3%
    Return on average assets                                           0.79%                 0.74%  *           6.8%
    Return on average equity                                          15.24%                14.20%  *           7.3%

    At end of period
    Total assets                                                 $ 2,705,422           $ 2,102,806             28.7%
    Total loans, net of unearned income                          $ 2,061,383           $ 1,558,020             32.3%
    Total deposits                                               $ 2,314,636           $ 1,826,576             26.7%




    Book value per common share                                     $  14.58              $  11.87             22.8%
    Market price per common share                                   $  30.57              $  15.94             91.8%

    ---------------------------------------------- --- ---------------------- - -------------------

* Excludes non-recurring charge of $4.320 million ($2.606 million after tax) reported in 2000.

         For the fourth quarter of 2001, net interest income totaled $19.6 million and increased $3.0 million, or 18%, compared to the prior year quarterly total of $16.6 million. Noninterest income totaled $7.5 million for the fourth quarter of 2001, and increased $2.4 million, or 48%, over the fourth quarter of 2000. The increase in noninterest income over the prior year same quarter was primarily attributable to increases in fees from the origination and sale of mortgage loans into the secondary market and income from certain covered call option transactions. Noninterest expense in the fourth quarter of 2001 totaled $17.2 million, reflecting an increase of $2.5 million, or 17%, over the same period in 2000. The primary component of the increase in noninterest expense was an increase in salaries and employee benefits of $1.5 million, or 20%, over the prior year amount. The increase in salaries and benefits was a result of continued growth

                                    - more -
and expansion of the de novo banks, increased staffing at the premium finance subsidiary, increases in commissions paid related to fees on mortgage loans sold and normal increases in salaries and the cost of employee benefits.
         Non-performing assets totaled $13.1 million, or 0.48%, of total assets at December 31, 2001, reflecting a decrease from the September 30, 2001 level of $13.6 million, or 0.54% of total assets. The level of non-performing assets in the Company's core banking loans remains low and very manageable, consisting of $1.6 million in residential real estate and home equity loans and $2.2 million of commercial, commercial real estate and consumer loans. Non-performing indirect automobile loans were $857,000, or 0.47%, of that portfolio. The non-performing asset level for the premium finance loan portfolio was $8.2 million at December 31, 2001, reflecting a decrease of $969,000 from the September 30, 2001 amount and a decrease of $2.5 million from the peak of the non-performing loans reported as of March 31, 2001. About a year ago the Company began to eliminate relationships with insurance agencies that were referring business to our premium finance subsidiary that had relatively small balances and higher than normal delinquency rates. We continue to see progress in this portfolio and continue to expect the level of non-performing loans related to this portfolio to decline again in the next quarter.
         Wintrust is a multi-bank holding company whose common stock is traded on the Nasdaq Stock Market(R). Its seven suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in high income retail markets -- Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company and Northbrook Bank & Trust Company. The banks also operate facilities in Lake Bluff, Highwood, Glencoe, Winnetka, Clarendon Hills, Western Springs, Skokie, Wauconda, McHenry and Hoffman Estates, Illinois. Additionally, the Company operates three non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Wintrust Asset Management Company, a trust subsidiary, allows Wintrust to service customers' trust and investment needs at each banking location. Tricom, Inc. provides short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Currently, Wintrust operates a total of 29 banking offices and is in the process of constructing several additional banking facilities. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.

                                      # # #

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
---------------------------------------------------------------------------------------------------------------------------------
                                                                     THREE MONTHS                        YEAR ENDED
                                                                    ENDED DECEMBER 31,                   DECEMBER 31,
                                                                 2001              2000            2001               2000
---------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA
  (AT END OF PERIOD):
  Total assets                                                  $ 2,705,422       $ 2,102,806
  Total deposits                                                  2,314,636         1,826,576
  Total loans, net of unearned income                             2,061,383         1,558,020
  Notes payable                                                      46,575            27,575
  Long-term debt - trust preferred securities                        51,050            51,050
  Total shareholders' equity                                        141,278           102,276
---------------------------------------------------------------------------------------------------------------------------------

SELECTED STATEMENTS OF INCOME DATA:
  Net interest income                                             $  19,593         $  16,643       $  74,014          $  61,000
  Net revenues                                                       27,049            21,674         102,812             79,306
  Income before taxes and cumulative effect of accounting change      7,959             5,611          29,129             16,448
  Net income before cumulative effect of accounting change            5,164             3,815          18,693             11,155
  Net income                                                          5,164             3,815          18,439             11,155
  Net income per common share - Basic                                  0.53              0.44            2.01               1.28
  Net income per common share - Diluted                                0.50              0.43            1.90               1.25
---------------------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL RATIOS AND OTHER DATA:
Performance Ratios:
  Net interest margin                                                 3.29%             3.65%           3.49%              3.66%
  Core net interest margin (1)                                        3.50%             3.93%           3.73%              3.91%
  Non-interest income to average assets                               1.15%             0.99%           1.24%              0.99%
  Non-interest expense to average assets                              2.65%             2.90%           2.83%              3.12%
  Net overhead ratio                                                  1.50%             1.90%           1.59%              2.13%
  Net overhead ratio - excluding fraud charge, net (2)                1.50%             1.94%           1.59%              1.90%
  Efficiency ratio                                                   63.12%            67.34%          63.66%             72.33%
  Return on average assets                                            0.80%             0.75%           0.79%              0.60%
  Return on average equity                                           14.74%            15.44%          15.24%             11.51%

  Average total assets                                          $ 2,574,812       $ 2,014,873     $ 2,328,032        $ 1,853,582
  Average shareholders' equity                                      139,027            98,283         120,995             96,918
  Average loan-to-average deposit ratio                               87.2%             87.5%           87.4%              87.7%

  Non-performing assets to total assets                               0.48%             0.46%

Common Share Data at end of period:
  Market price per common share                                    $  30.57          $  15.94
  Book value per common share                                      $  14.58          $  11.87
  Common shares outstanding                                       9,687,777         8,614,395

Other Data at end of period:
  Number of:
    Bank subsidiaries                                                     7                 7
    Non-bank subsidiaries                                                 3                 3
    Banking offices                                                      29                28
---------------------------------------------------------------------------------------------------------------------------------

(1) The core net interest margin excludes the interest expense associated with the Company's Trust Preferred Securities.
(2) Excludes non-recurring charge of $4.52 million and a partial recovery of $200,000 reported in the third and fourth quarter, respectively of 2000, related to a fraudulent loan scheme perpetrated against the Company's premium finance subsidiary.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)
(In thousands)


                                                                                DECEMBER 31,        December 31,
                                                                                    2001                2000
--------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                              $  71,575            $  65,413
Federal funds sold and securities purchased under resale agreements                     51,955              164,641
Interest-bearing deposits with banks                                                       692                  182
Available-for-Sale securities, at fair value                                           385,350              193,105
Loans, net of unearned income                                                        2,061,383            1,558,020
    Less: Allowance for possible loan losses                                            13,686               10,433
--------------------------------------------------------------------------------------------------------------------
    Net loans                                                                        2,047,697            1,547,587
Premises and equipment, net                                                             99,132               86,386
Accrued interest receivable and other assets                                            38,936               34,722
Goodwill and other intangible assets, net                                               10,085               10,770
--------------------------------------------------------------------------------------------------------------------

    Total assets                                                                   $ 2,705,422           $2,102,806
====================================================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing                                                               $ 254,269            $ 198,319
  Interest bearing                                                                   2,060,367            1,628,257
--------------------------------------------------------------------------------------------------------------------
    Total  deposits                                                                  2,314,636            1,826,576

Short-term borrowings                                                                   28,074               43,639
Federal Home Loan Bank advances                                                         90,000                    -
Notes payable                                                                           46,575               27,575
Long-term debt - trust preferred securities                                             51,050               51,050
Accrued interest payable and other liabilities                                          33,809               51,690
--------------------------------------------------------------------------------------------------------------------

    Total liabilities                                                                2,564,144            2,000,530
--------------------------------------------------------------------------------------------------------------------

Shareholders' equity:
  Preferred stock                                                                            -                    -
  Common stock                                                                           9,688                8,857
  Surplus                                                                              102,800               83,710
  Common stock warrants                                                                     99                  100
  Treasury stock, at cost                                                                    -               (3,863)
  Retained earnings                                                                     30,995               13,835
  Accumulated other comprehensive loss                                                  (2,304)                (363)
--------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                         141,278              102,276
--------------------------------------------------------------------------------------------------------------------

    Total liabilities and shareholders' equity                                     $ 2,705,422           $2,102,806
====================================================================================================================

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                   THREE MONTHS ENDED           YEAR ENDED
                                                                      DECEMBER 31,             DECEMBER 31,
                                                                    2001         2000        2001        2000
------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                        $ 36,227     $36,948    $ 149,057   $ 130,910
  Interest bearing deposits with banks                                     6           2           10          26
  Federal funds sold and securities purchased under resale agreements  1,901         571        5,632       1,627
  Securities                                                           2,620       4,372       11,756      15,621
------------------------------------------------------------------------------------------------------------------
    Total interest income                                             40,754      41,893      166,455     148,184
------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
   Interest on deposits                                               18,618      22,823       83,503      78,670
   Interest on Federal Home Loan Bank advances                           677           -          942           -
   Interest on short-term borrowings and notes payable                   578       1,139        2,845       4,371
   Interest on long-term debt - trust preferred securities             1,288       1,288        5,151       4,143
------------------------------------------------------------------------------------------------------------------
     Total interest expense                                           21,161      25,250       92,441      87,184
------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                   19,593      16,643       74,014      61,000
Provision for possible loan losses                                     1,898       1,384        7,900       5,055
------------------------------------------------------------------------------------------------------------------

Net interest income after provision for possible loan losses          17,695      15,259       66,114      55,945
------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
  Fees on mortgage loans sold                                          2,634         894        7,831       2,911
  Service charges on deposit accounts                                    714         510        2,504       1,936
  Trust and asset management fees                                        537         497        1,996       1,971
  Gain on sale of premium finance receivables                            908         954        4,564       3,831
  Administrative services revenue                                        947       1,064        4,084       4,402
  Net securities gains (losses)                                           22          54          337         (40)
  Other                                                                1,694       1,058        7,482       3,295
------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                          7,456       5,031       28,798      18,306
------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
  Salaries and employee benefits                                       9,384       7,852       35,628      28,119
  Occupancy, net                                                       1,161       1,141        4,821       4,252
  Equipment expense                                                    1,670       1,455        6,297       5,101
  Data processing                                                        881         723        3,393       2,837
  Advertising and marketing                                              460         411        1,604       1,309
  Professional fees                                                      531         551        2,055       1,681
  Amortization of intangibles                                            169         178          685         713
  Premium finance defalcation                                              -        (200)           -       4,320
  Other                                                                2,935       2,568       11,300       9,471
------------------------------------------------------------------------------------------------------------------
    Total non-interest expense                                        17,191      14,679       65,783      57,803
------------------------------------------------------------------------------------------------------------------

Income before taxes and cumulative effect of accounting change         7,960       5,611       29,129      16,448
Income tax expense                                                     2,796       1,796       10,436       5,293
------------------------------------------------------------------------------------------------------------------

Income before cumulative effect of accounting change                   5,164       3,815       18,693      11,155
Cumulative effect of change in accounting for derivatives, net of tax      -           -          254           -
------------------------------------------------------------------------------------------------------------------

NET INCOME                                                           $ 5,164     $ 3,815     $ 18,439    $ 11,155
==================================================================================================================

BASIC EARNINGS PER SHARE:
  Income before cumulative effect of accounting change                $ 0.53      $ 0.44       $ 2.04      $ 1.28
  Cumulative effect of accounting change, net of tax                       -           -         0.03           -
------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE - BASIC                                   $ 0.53      $ 0.44       $ 2.01      $ 1.28
==================================================================================================================

DILUTED EARNINGS PER SHARE:
  Income before cumulative effect of accounting change                $ 0.50      $ 0.43       $ 1.93      $ 1.25
  Cumulative effect of accounting change, net of tax                       -           -         0.03           -
------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE - DILUTED                                 $ 0.50      $ 0.43       $ 1.90      $ 1.25
==================================================================================================================

CASH DIVIDENDS DECLARED PER COMMON SHARE                              $ 0.00      $ 0.00       $ 0.14      $ 0.10
==================================================================================================================

Weighted average common shares outstanding                             9,685       8,614        9,156       8,711
Dilutive potential common shares                                         636         242          540         230
------------------------------------------------------------------------------------------------------------------
Average common shares and dilutive common shares                      10,321       8,856        9,696       8,941
==================================================================================================================

NET INTEREST INCOME

The following table presents a summary of the Company's net interest income and related net interest margins, calculated on a fully taxable equivalent basis, for the quarters ended December 31, 2001 and 2000:

                                                     FOR THE QUARTER ENDED                        For the Quarter Ended
                                                       DECEMBER 31, 2001                            December 31, 2000
                                            -----------------------------------------    ----------------------------------------
(dollars in thousands)                           AVERAGE      INTEREST       RATE            Average       Interest      Rate
----------------------                      ---------------- ------------- ----------    --------------- ------------- ----------

Liquidity management assets (1) (2)              $446,209       $ 4,545         4.04%         $294,690      $ 4,960         6.69%
Loans, net of unearned income (2)               1,944,166        36,419         7.43         1,537,385       37,112         9.60
                                            ---------------- ------------- ----------    --------------- ------------- ----------
   Total earning assets                         2,390,375        40,964         6.80%        1,832,075       42,072         9.14%
                                            ---------------- ------------- ----------    --------------- ------------- ----------

Interest-bearing deposits                       1,997,256        18,618         3.70%        1,574,841       22,823         5.77%
Federal Home Loan Bank advances                    64,565           677         4.16                --           --           --
Short-term borrowings and notes payable            55,229           578         4.15            76,227        1,139         5.95
Long-term debt - trust preferred securities        51,050         1,288        10.09            51,050        1,288        10.09
                                            ---------------- ------------- ----------    --------------- ------------- ----------
   Total interest-bearing liabilities           2,168,100        21,161         3.87%        1,702,118       25,250         5.90%
                                            ---------------- ------------- ----------    --------------- ------------- ----------

Tax equivalent net interest income                             $ 19,803                                    $ 16,822
                                                             =============                               =============
Net interest margin                                                             3.29%                                       3.65%
                                                                           ==========                                  ==========
Core net interest margin(3)                                                     3.50%                                       3.93%
                                                                           ==========                                  ==========
-------------------------------

(1) Liquidity management assets include securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax-advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. This total adjustment for the quarters ended December 31, 2001 and 2000 was $210,000 and $179,000, respectively.
(3) The core net interest margin excludes the interest expense associated with the Company's Trust Preferred Securities.


The following table presents a summary of the Company's net interest income and related net interest margins, calculated on a fully taxable equivalent basis, for the years ended December 31, 2001 and 2000:

                                                       FOR THE YEAR ENDED                          For the Year Ended
                                                       DECEMBER 31, 2001                           December 31, 2000
                                            -----------------------------------------    ---------------------------------------
(dollars in thousands)                           AVERAGE      INTEREST       RATE            Average       Interest      Rate
----------------------                      ---------------- ------------- ----------    --------------- ------------- ---------

Liquidity management assets (1) (2)              $360,443      $ 17,463         4.84%       $ 263,666      $ 17,322        6.57%
Loans, net of unearned income (2)               1,786,596       149,850         8.39        1,416,419       131,428        9.28
                                            ---------------- ------------- ----------    --------------- ------------- ---------
   Total earning assets                         2,147,039       167,313         7.79%       1,680,085       148,750        8.85%
                                            ---------------- ------------- ----------    --------------- ------------- ---------

Interest-bearing deposits                       1,836,819        83,503         4.55%       1,449,837        78,670        5.43%
Federal Home Loan Bank advances                    21,945           942         4.29               --            --          --
Short-term borrowings and notes payable            53,649         2,845         5.30           74,893         4,371        5.84
Long-term debt - trust preferred securities        51,050         5,151        10.09           41,990         4,143        9.87
                                            ---------------- ------------- ----------    --------------- ------------- ---------
   Total interest-bearing liabilities           1,963,463        92,441         4.71%       1,566,720        87,184        5.56%
                                            ---------------- ------------- ----------    --------------- ------------- ---------

Tax equivalent net interest income                             $ 74,872                                    $ 61,566
                                                             =============                               =============
Net interest margin                                                             3.49%                                      3.66%
                                                                           ==========                                  =========
Core net interest margin(3)                                                     3.73%                                      3.91%
                                                                           ==========                                  =========
-------------------------------

(1) Liquidity management assets include securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax-advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. This total adjustment for the years ended December 31, 2001 and 2000 was $858,000 and $566,000, respectively.
(3) The core net interest margin excludes the interest expense associated with the Company's Trust Preferred Securities.

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for the Company. Tax-equivalent net interest income for the quarter ended December 31, 2001 totaled $19.8 million, an increase of $3.0 million, or 18%, as compared to the $16.8 million recorded in the same quarter of 2000. This increase mainly resulted from loan growth and the issuance of $22.2 million of common equity in June 2001, and was offset in part by lower yields. Average loans in the fourth quarter of 2001 increased $407 million, or 26%, over the fourth quarter of 2000. However, the yields on earning assets and rates paid on interest-bearing liabilities during the fourth quarter of 2001 reflect sharp decreases from the yields and rates in the fourth quarter of 2000 resulting from eleven rate cuts by the Federal Reserve in 2001 totaling 475 basis points.

Net interest margin represents net interest income as a percentage of the average earning assets during the period. For the fourth quarter of 2001, the net interest margin was 3.29%, a decrease of 36 basis points when compared to the margin of 3.65% in the prior year quarter. This decrease resulted primarily from the effects of continued decreases in short-term rates causing compression in the spread between the rates on interest-bearing liabilities and the yields on earning assets. Compression results when deposit rates cannot be reduced commensurate with changes in market rates due to current low level of the rates paid on certain deposit accounts. The core net interest margin, which excludes the interest expense on the Company's trust preferred securities, was 3.50% for the fourth quarter of 2001, and decreased 43 basis points when compared to the prior year quarterly core margin of 3.93%.

The yield on total earning assets for the fourth quarter of 2001 was 6.80% as compared to 9.14% in 2000, a decrease of 234 basis points resulting primarily from the effect of decreases in general market rates on liquidity management assets and loans. Loans are the most significant component of the earning asset base, accounting for 81% and 84% of average earning assets in the fourth quarters of 2001 and 2000, respectively. The fourth quarter 2001 loan yield of 7.43% decreased 217 basis points when compared to the prior year quarterly yield of 9.60% and was due primarily to lower market rates. The average prime lending rate for the fourth quarter of 2001 was 5.17%, reflecting a decrease of 433 basis points, or 46%, compared to the average prime lending rate of 9.50% for the fourth quarter of 2000. The Company's loan portfolio does not re-price in a parallel fashion to changes in the prime rate due to a portion of the portfolio being longer-term fixed rate loans. The yield on liquidity management assets was 4.04% in the fourth quarter of 2001, compared to 6.69% in the same period of 2000.

The rate paid on total interest-bearing liabilities for the fourth quarter of 2001 was 3.87% as compared to 5.90% in 2000, a decrease of 203 basis points.
Interest-bearing deposits accounted for 92% of total interest-bearing liabilities in the fourth quarter of 2001 and 93% of total interest-bearing liabilities in the same period of 2000. The rate paid on interest-bearing deposits averaged 3.70% for the fourth quarter of 2001 versus 5.77% for the same quarter of 2000, a decrease of 207 basis points. This decrease was caused primarily by continued decreases in market rates. During 2001, the Banks initiated borrowing from the Federal Home Loan Bank. During the fourth quarter of 2001, the Bank had average outstanding advances from the Federal Home Loan Bank of $65 million with an average rate of 4.16%. The Banks will continue to evaluate further advances from the Federal Home Loan Bank as a funding source in the future. The rate paid on short-term borrowings and notes payable decreased 180 basis points to 4.15% in the fourth quarter of 2001 as compared to 5.95% in the same quarter of 2000. The trust preferred securities have fixed rates of interest averaging 10.09%

For the year ended December 31, 2001, tax-equivalent net interest income totaled $74.9 million and increased $13.3 million, or 22%, over the $61.6 million recorded in the same period of 2000. Consistent with the quarterly comments, this increase was mainly due to the growth in the Company's earning asset base, offset in part by lower yields and rates. Average loans represented 83% and 84% of average earnings assets in 2001 and 2000, respectively. Average loans in 2001 increased $370 million, or 26%, over the average balance in 2000.

Interest and fees on loans, on a tax equivalent basis, totaled $150 million for the year ended December 31, 2001, and increased $18.4 million, or 14%, over the same period of 2000. The net interest margin for the year ended December 31, 2001 was 3.49%, a decrease of 17 basis points when compared to the same period in 2000. The core net interest margin for 2001 was 3.73%, a decrease of 18 basis points from the same period of 2000. Consistent with the fourth quarter margin, the year-to-date margin decrease was mainly the result of sustained decreases in short-term interest rates.



NON-INTEREST INCOME

For the fourth quarter of 2001, non-interest income totaled $7.5 million and increased $2.4 million, or 48%, over the prior year quarter. Significant increases were realized in fees from the origination and sale of mortgage loans into the secondary market and income from certain covered call option transactions.

Fees on mortgage loans sold include income from originating and selling residential real estate loans into the secondary market. For the quarter ended December 31, 2001, these fees totaled $2.6 million, an increase of $1.7 million, or 195%, from the prior year quarter. This increase was due to significantly higher levels of mortgage origination volumes, particularly refinancing activity, caused by the recent decreases in mortgage interest rates. Management anticipates that the high levels of refinance activity will taper off to more normalized levels in 2002 barring any further reductions in mortgage interest rates.

The administrative services revenue contributed by Tricom added $947,000 to total non-interest income in the fourth quarter of 2001, a decrease of $117,000 from the prior year quarter. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. The revenue growth at Tricom has stagnated in recent quarters due to the general slowdown in the economy and the reduction in the placement of temporary staffing individuals by Tricom's customers. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

As a result of continued strong loan originations during the fourth quarter of 2001, the Company sold approximately $58 million of premium finance receivables to an unrelated third party and recognized gains of $908,000 related to this activity, compared to the sale of $53 million of premium finance receivables in the fourth quarter of 2000 that resulted in gains of $954,000. The Company currently has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the fourth quarter of 2001, the ratio was approximately 87%. Accordingly, the Company sold excess premium finance receivables volume to an unrelated third party financial institution. Consistent with Wintrust's strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, it is probable that similar sales of premium finance receivables will occur in the future.

Service charges on deposit accounts totaled $714,000 for the fourth quarter of 2001, an increase of $204,000, or 40%, when compared to the same quarter of 2000. This increase was due to a higher deposit base and a larger number of accounts at the banking subsidiaries. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

Trust and asset management fees totaled $537,000 for the fourth quarter of 2001, compared to $497,000 in the same quarter of 2000. The down-turn in the stock market over the past year has had a negative impact on the valuation of the equity securities under management, similar to that of the broader market, and the fees earned thereon. Wintrust is committed to growing the trust and investment business in order to better service its customers and create a more diversified revenue stream. As a result of that commitment, during the fourth quarter of 2001, the Company announced the signing of an agreement to purchase Wayne Hummer Investments LLC, a registered broker/dealer, and Wayne Hummer Management Company, a registered investment advisor, (collectively, the Wayne Hummer Companies). The Wayne Hummer Companies are locally-based companies with a well-known and respected reputation. Wintrust believes that the acquisition of the Wayne Hummer Companies will diversify and enhance the Company's revenue stream. The transaction is subject to regulatory approval and is expected to close in the first quarter of 2002. (See Company's press release dated December 26, 2001.)

Other non-interest income for the fourth quarter of 2001 totaled $1.7 million and increased $636,000, or 60%, over the prior year quarterly total of $1.1 million. This increase was due primarily to a $632,000 increase in premium income from certain covered call option transactions. The Company routinely enters into these transactions with the goal of enhancing its overall return on its investment portfolio. The Company generally writes the call options against certain U.S. Treasury and agency issues held in its portfolio for liquidity and other purposes. The premium income from these covered call option transactions totaled $910,000 in the fourth quarter of 2001 and $278,000 in the same period of 2000. Rental income from equipment leases totaled $375,000 in the fourth quarter of 2001 and $390,000 in the fourth quarter of 2000.

For the year ended December 31, 2001, total non-interest income was $28.8 million and increased $10.5 million, or 57%, when compared to 2000. This increase was primarily the result of a $4.9 million increase in fees from the sale of mortgage loans and a $3.5 million increase in premium income from covered call option transactions. Also contributing to the increase in other non-interest income were increases of $733,000 in gains on the sale of premium finance receivables, $568,000 in service charges on deposit accounts and $377,000 in net securities gains. These increases were partially offset by a decrease of $318,000 in administrative services revenue generated by Tricom.



NON-INTEREST EXPENSE

Non-interest expense for the fourth quarter of 2001 totaled $17.2 million and increased $2.5 million, or 17%, from the fourth quarter 2000 total of $14.7 million. The continued growth and expansion of the de novo banks, including the opening of the Company's seventh de novo bank (Northbrook Bank & Trust) in November 2000, and the growth in the premium finance business were the primary causes for this increase. Since the end of 2000, total deposits have grown 27% and total loan balances have risen 32%, requiring higher levels of staffing and other costs to both attract and service the larger customer base.

Salaries and employee benefits totaled $9.4 million for the fourth quarter of 2001, an increase of $1.5 million, or 20%, as compared to the prior year fourth quarter total of $7.9 million. This increase was primarily due to increased staffing at the banks and the premium finance subsidiary due to the increased volume of business and increases in commissions paid related to fees on mortgage loans sold.

Other categories of non-interest expense, such as occupancy expense, equipment expense and data processing, also increased over the prior year fourth quarter due to the general growth of the Company. Other non-interest expense, which includes loan expenses, correspondent bank service charges, postage, insurance, stationery and supplies, telephone, directors fees, and other sundry expenses, also increased when compared to the prior year quarter due mainly to the factors mentioned earlier. In the fourth quarter of 2000, the Company received a partial recovery of $200,000 related to a fraud loss it reported in the third quarter of 2000. The recovery was recorded in non-interest expense as a reduction of the previously reported loss.

For the year ended December 31, 2001, non-interest expense totaled $65.8 million and increased $8.0 million, or 14%, over 2000. The prior year results reflect a non-recurring charge of $4.3 million attributable to a fraud perpetrated against the Company's premium finance subsidiary. Excluding this non-recurring charge, non-interest expense increased $12.3 million, or 23%, over 2000. This increase was predominantly due to the continued growth of loan and deposit accounts, increases in commissions paid to mortgage loan originators and increased staffing at the Company's premium finance subsidiary. Despite this growth and the related increases in many of the non-interest expense categories, the Company's net overhead ratio for 2001 improved to 1.59%, compared to 1.90% in 2000 (excluding the non-recurring charge) and its efficiency ratio improved to 63.66% in 2001 compared to 66.93% in 2000 (excluding the non-recurring charge.)

ASSET QUALITY

Allowance for Possible Loan Losses

A reconciliation of the activity in the balance of the allowance for possible loan losses for the three months and years ended December 31, 2001 and 2000 is shown as follows (dollars in thousands):

                                                            THREE MONTHS ENDED                              YEAR ENDED
                                                               DECEMBER 31,                                DECEMBER 31,
                                                        2001                  2000                2001                   2000
                                                  -----------------      ---------------    ------------------     -----------------

  Balance at beginning of period                       $ 13,094              $10,231              $ 10,433               $  8,783

 Provision for possible loan losses                       1,898                1,384                 7,900                  5,055

 Charge-offs
 -----------
  Core banking loans                                        267                  292                 1,077                  1,050
  Indirect automobile loans                                 339                  360                 1,080                  1,339
  Tricom finance receivables                                103                   --                   103                     73
  Premium finance receivables                               763                  647                 3,062                  1,294
                                                  -----------------      ---------------    ------------------     -----------------
     Total charge-offs                                    1,472                1,299                 5,322                  3,756
                                                  -----------------      ---------------    ------------------     -----------------

 Recoveries
 ----------
  Core banking loans                                         80                   37                   236                     58
  Indirect automobile loans                                  42                   44                   194                    164
  Tricom finance receivables                                 --                   --                    --                     --
  Premium finance receivables                                44                   36                   245                    129
                                                  -----------------      ---------------    ------------------     -----------------
      Total recoveries                                      166                  117                   675                    351
                                                  -----------------      ---------------    ------------------     -----------------

  Net charge-offs                                        (1,306)              (1,182)               (4,647)                (3,405)
                                                  -----------------      ---------------    ------------------     -----------------

  Balance at December 31                               $ 13,686              $10,433              $ 13,686               $ 10,433
                                                  =================      ===============    ==================     =================

  Loans at December 31                                                                          $2,061,383             $1,558,020
                                                                                            ==================     =================

  Allowance as a percentage of loans                                                                  0.66%                  0.67%
                                                                                            ==================     =================

  Net charge-offs as a percentage of average:
        Core banking loans                                                                            0.07%                  0.11%
        Indirect automobile loans                                                                     0.46%                  0.50%
        Tricom finance receivables                                                                    0.55%                  0.35%
        Premium finance receivables                                                                   0.79%                  0.43%
                                                                                            ------------------     -----------------
            Total loans                                                                               0.26%                  0.24%
                                                                                            ==================     =================

       Provision for possible loan losses                                                            58.82%                 67.36%
                                                                                            ==================     =================

The provision for possible loan losses totaled $1.9 million for the fourth quarter of 2001, an increase of $514,000 from the $1.4 million recorded in the fourth quarter of 2000. For the year ended December 31, 2001, the provision totaled $7.9 million and increased $2.8 million from the prior year total. The higher provisions in 2001 were a result of overall growth in the loan portfolio of 32% and a higher level of net charge-offs in the premium finance receivables portfolio in 2001 compared to 2000.

Management believes the allowance for possible loan losses is adequate to provide for probable losses in the portfolio. There can be no assurances, however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for possible loan losses will be dependent upon the economy, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Past Due Loans and Non-performing Assets
----------------------------------------

The following table sets forth the Company's non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table (dollars in thousands).

                                                          December 31,        September 30,        June 30,          December 31,
                                                              2001                2001               2001                2000
                                                              ----                ----               ----                ----
Past Due greater than 90 days
     and still accruing:
      Core banking loans:
         Residential real estate and home equity               $   168             $   928            $   389              $   --
         Commercial, consumer and other                          1,059                 495                866                 651
      Indirect automobile loans                                    361                 384                372                 397
      Tricom receivables                                            --                  --                 --                  --
      Premium finance receivables                                2,402               3,131              2,982               4,306
                                                        ------------------  ------------------ ------------------  -----------------
          Total                                                  3,990               4,938              4,609               5,354
                                                        ------------------  ------------------ ------------------  -----------------

Non-accrual loans:
      Core banking loans:
         Residential real estate and home equity                 1,385                 869                411                 153
         Commercial, consumer and other                          1,180                 900                978                 617
      Indirect automobile loans                                    496                 364                274                 221
      Tricom receivables                                           104                 207                112                  --
      Premium finance receivables                                5,802               6,042              6,392               3,338
                                                        ------------------  ------------------ ------------------  -----------------
          Total non-accrual loans                                8,967               8,382              8,167               4,329
                                                        ------------------  ------------------ ------------------  -----------------

Total non-performing loans:
      Core banking loans:
         Residential real estate and home equity                 1,553               1,797                800                 153
         Commercial, consumer and other                          2,239               1,395              1,844               1,268
      Indirect automobile loans                                    857                 748                646                 618
      Tricom receivables                                           104                 207                112                  --
      Premium finance receivables                                8,204               9,173              9,374               7,644
                                                        ------------------  ------------------ ------------------  -----------------
          Total non-performing loans                            12,957              13,320             12,776               9,683
                                                        ------------------  ------------------ ------------------  -----------------

Other real estate owned                                            100                 244                100                  --
                                                        ------------------  ------------------ ------------------  -----------------

Total non-performing assets                                   $ 13,057            $ 13,564           $ 12,876            $  9,683
                                                        ==================  ================== ==================  =================

Total  non-performing  loans by  category  as a  percent  of its own  respective category:
      Core banking loans:
         Residential real estate and home equity                    0.35%               0.46%              0.22%               0.05%
         Commercial, consumer and other                             0.21%               0.15%              0.21%               0.18%
      Indirect automobile loans                                     0.47%               0.39%              0.34%               0.30%
      Tricom receivables                                            0.57%               1.08%              0.67%                --
      Premium finance receivables                                   2.36%               2.73%              2.71%               2.44%
                                                        ------------------  ------------------ ------------------  -----------------
         Total non-performing loans                                 0.63%               0.72%              0.71%               0.62%
                                                        ==================  ================== ==================  =================

Total non-performing assets as a
  percent of  total assets                                          0.48%               0.54%              0.55%               0.46%
                                                        ==================  ================== ==================  =================

Allowance for possible loan losses as a
  percent of non-performing loans                                 105.63%              98.30%             94.79%             107.75%
                                                        ==================  ================== ==================  =================

Non-performing Core Banking Loans

Total non-performing loans for the Company's core banking business were $3.8 million as of December 31, 2001 and were comprised of $1.6 million of residential real estate and home equity loans and $2.2 million of commercial, commercial real estate and consumer loans. The non-performing residential real estate and home equity loans increased $1.4 million from the December 31, 2000 balance and represented 0.35% of such outstanding loans at December 31, 2001. The non-performing commercial, commercial real estate and consumer loans increased $971,000 from the December 31, 2000 balance and represented 0.21% of such outstanding loans at December 31, 2001, compared to 0.18% as of December 31, 2000. Non-performing core banking loans consist primarily of a small number of commercial and real estate loans, which management believes are well secured and in the process of collection. The small number of such non-performing loans allows management to monitor closely the status of these credits and work with the borrowers to resolve these problems effectively.


Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of December 31, 2001 and 2000, and the amount of net charge-offs for the years then ended.

                                                                                         12/31/01            12/31/00
                                                                                         --------            --------
     Non-performing premium finance receivables                                        $8,204,000          $7,644,000
       - as a percent of premium finance receivables                                        2.36%               2.44%

     Net charge-offs of premium finance receivables                                    $2,817,000          $1,165,000
       - as a percent of average premium finance receivables                                0.79%               0.43%


The level of non-performing premium finance receivables, although higher than the amount at December 31, 2000, has declined since the levels at March 31, 2001, June 30, 2001 and September 30, 2001. Additionally, non-performing premium finance receivables as a percent of total premium finance receivables outstanding declined to 2.36% at December 31, 2001, from 2.73% and 2.44% at September 30, 2001 and December 31, 2000, respectively. As noted in the Company's prior quarterly earnings releases in 2001, the Company eliminated more than 1,300 relationships with insurance agencies that were referring business to our premium finance subsidiary that had relatively small balances and higher than normal delinquency rates. The business associated with those accounts is gradually becoming a less significant percent of the entire portfolio and should be nearly extinguished by the end of the current fiscal year. We continue to see progress in this portfolio and we continue to expect the level of non-performing loans related to this portfolio to decline again in the next quarter.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, the Company has the ability to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $857,000 at December 31, 2001 and $618,000 at December 31, 2000. The ratio of these non-performing loans to total indirect automobile loans was 0.47% at December 31, 2001, 0.39% at September 30, 2001, and 0.30% at December 31, 2000. As noted in the Allowance for Possible Loan Losses table, net charge-offs as a percent of total indirect automobile loans decreased from 0.50% in 2000 to 0.46% in 2001. Despite the increase in the level of net non-performing loans, these ratios continue to be below standard industry ratios for this type of lending. Due to the impact of the current economic and competitive environment surrounding this type of lending, management has been reducing the level of new indirect automobile loans originated. Indirect automobile loans at December 31, 2001 were $184 million, a decrease of $19 million, or 10%, from the balance at December 31, 2000.


FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to the Company's financial performance that are based on estimates. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio, loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, failure to obtain the necessary approvals to consummate the purchase of the Wayne Hummer Companies, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisition of the Wayne Hummer Companies, the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.